Exhibit 10.25

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

VIVA OPPORTUNITY FUND, LLC

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR BY THE SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS ANY COMMISSION OR AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF ANY DISCLOSURE MADE IN CONNECTION THEREWITH. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED HEREBY MAY NOT BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS OR EXEMPTION THEREFROM. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS, AND CONDITIONS WHICH ARE SET FORTH IN THIS AGREEMENT.

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17.9 Time	26
17.10 Additional Documents	26
17.11 Descriptions	26
17.12 Binding Arbitration	26
17.13 Attorneys’ Fees	26
17.14 Venue	26
17.15 Partition	27
17.16 Integrated and Binding Agreement	27
17.17 Legal Counsel	27
17.18 Title to Company Property	27

EXHIBITS

A       Definitions

v

Amended and restated LIMITED LIABILITY COMPANY AGREEMENT

OF

VIVAOPPORTUNITY FUND, LLC

This Amended and Restated Limited Liability Company Agreement, effective as of October 1, 2019 is entered into by and between VivaVentures Management Company, Inc. (VVMCI), a Nevada corporation, as the manager, and Vivakor, Inc., a Nevada corporation as Initial Member (and with respect to certain purchase rights of Vivakor as set forth herein), and such other Persons who become Members in accordance with the terms of this Agreement, pursuant to the Act on the following terms and conditions.

1.                   Organization.

1.1               Formation. On December 20, 2018, a Certificate of Formation was filed in the office of the Secretary of State of the state of Utah in accordance with and pursuant to the Act.

1.2               Name and Place of Business. The name of the Company shall be VivaOpportunity Fund, LLC, and its principal place of business shall be 433 Lawndale Dr., Salt Lake City, Utah 84115. The Manager may change such name, change such place of business or establish additional places of business of the Company as the Manager may determine to be necessary or desirable.

1.3               Business and Purpose of the Company. The purpose of the Company is to (i) qualify as a Qualified Opportunity Fund and participate in the Qualified Opportunity Zone program enacted under the Tax Cuts and Jobs Act, (ii) acquire, hold and, in the Manager’s sole discretion, dispose of a membership interest in the Venture, act as managing member of the Venture and (iii) engage in any other activities relating or incidental thereto as may be necessary to accomplish such purpose and (v) engage in such other activities as determined by the Manager which are allowed under Utah law.

1.4               Term. The term of the Company shall be perpetual unless the Company is sooner dissolved and terminated as provided in this Agreement.

1.5               Required Filings. The Manager shall execute, acknowledge, file, record, amend and/or publish such certificates and documents, as may be required by this Agreement or by law in connection with the formation and operation of the Company.

1.6               Registered Office and Registered Agent. The Company’s initial registered office and initial registered agent shall be as provided in the Certificate of Formation. The registered office and registered agent may be changed from time to time by the Manager by filing the address of the new registered office and/or the name of the new registered agent pursuant to the Act.

1.7               Certain Transactions. Any Manager, Owner or any Affiliate thereof, or any shareholder, officer, director, employee, partner, member, manager or any Person owning an interest therein, may engage in or possess an interest in any other business or venture of any nature or description, whether or not competitive with the Company, including, but not limited to, the operation of property similar to the Business and no Manager, Owner or any Affiliate, or other Person shall have any interest in such other business or venture by reason of their interest in the Company.

1.8               Proprietary Information. Notwithstanding anything herein to the contrary, the Members acknowledge that Vivakor has indicated that Vivakor created, cultivated and owns the tradenames and trademarks relating to the name “Vivakor” and the proposed business of Vivakor and the Company (the “Proprietary Information”). The parties agree that Vivakor shall retain the ownership of the Proprietary Information and that in the event VivaVentures Management Company, Inc. is removed as the Manager, the Company shall no longer use the name or a similar name.

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2.                   Definitions. Definitions for this Agreement are set forth on Exhibit A and are incorporated herein.

3.                   Capitalization and Financing.

3.1               Manager’s Capital Contribution. Upon the execution of this Agreement by VVMCI, VVMCI contributes to the Company cash in the amount of One Thousand Dollars ($1,000) in exchange for the Company’s issuance of 1,000 Class A Units to VVMCI Members’ Capital Contributions.

3.1.1          Initial Member. The Initial Member shall contribute the sum of $100 in cash to the Company, but shall not receive any Units therefor. On the first business day following the admission of additional Members, the Initial Member’s $100 Capital Contribution will be returned, and the Initial Member shall cease to be a Member. The Members hereby consent to the Initial Member’s withdrawal of the Initial Member’s Capital Contribution and waive any right, claim or action they may have against the Initial Member by reason of the Initial Member having been a Member.

3.1.2          Units. The Company is hereby authorized to sell and issue not more than 2,501,000 units, 1,000 Class A Units at a purchase price of $1.00, 1,500,000 Class B Units at a purchase price of $5.00 per unit, and 1,000,000 Class C Units at a purchase price of $7.00, and to admit the Persons who acquire such Units as Members. The minimum purchase of Class B Units and Class C Units shall be 6,250 units and 7,000 units, except that the Company may, in its sole discretion, sell and issue Units in increments of less that stated above. In no event shall the Company have more than 480 Owners. The Offering shall terminate on the Offering Termination Date. The Company will not sell 25% or more of the Units to Employee Benefit Plans.

3.1.3          Payment of Purchase Price. The purchase price of each Unit shall be paid in full in cash at the time of execution of the Subscription Agreement. Payment of the purchase price for a Unit shall constitute the Member’s initial Capital Contribution. The investors will be required to certify whether the funds used to acquire the Units have been derived from “eligible gains” from the investor’s sale of property within the preceding 180 days as required under the Qualified Opportunity Fund provisions. As described in the Memorandum, Units may be sold to certain Persons for a contribution to the Company that is net of up to 10% per Unit in the event that the Company is not obligated to pay some or all of the 10% selling commission normally paid to a broker-dealer in connection with the sale of these Units.

3.1.4          Subscription Agreement. Each Person desiring to acquire Units and become a Member shall tender to the Company a Subscription Agreement for the number of Units desired, together with the correct full Subscription Payment for the Units so subscribed. The Company shall accept or reject each Subscription Agreement within 30 days after the Company receives the same (and the failure by the Company to accept a Subscription Agreement within the 30 day period shall constitute a rejection thereof). If rejected, all Subscription Payments shall be returned to the subscriber. Acceptance of a Subscription Agreement shall be evidenced by the execution of the Subscription Agreement by the Manager. Subject to Section 3.2.6, upon the acceptance of a Subscription Agreement, the accompanying Subscription Payment shall become a Capital Contribution by such subscriber.

3.1.5          Manager and its Affiliates as Member. The Manager and/or its Affiliates may acquire any number of Units for any reason deemed appropriate by the Manager for the same price and upon the same terms and conditions, subject to Section 3.2.3, as all other purchasers thereof; provided, however, that the Manager shall not acquire more than 10% of the Units sold (except pursuant to Section 11). Certain Affiliates of the Manager and their officers and directors may acquire additional Units. In such event, the Manager or its Affiliates will be admitted to the Company as Members with respect to such Units and will be entitled to all rights as Members appurtenant thereto, including but not limited to, the right to vote on certain Company matters as provided for in this Agreement and to receive Distributions and allocations attributable to the Units so purchased. Any interest of the Manager or its Affiliate as a Member shall be separately designated by listing the Manager or its Affiliate in the roster of Members with respect to its Units.

3.1.6          Admission of Members. The Manager shall amend this Agreement and take such other action as the Manager deems necessary or appropriate promptly after receipt of the Members’ Capital Contributions to the Company to reflect the admission of those Persons to the Company as Members.

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3.1.7          Liabilities of Members. Except as specifically provided in this Agreement, neither the Manager nor any Member shall be required to make any additional contributions to the Company and no Manager or Member shall be liable for the debts, liabilities, contracts or any other obligations of the Company, by reason of being a Manager or Member of the Company, nor shall the Manager or the Members be required to lend any funds to the Company or to repay to the Company, the Manager or any Member, or any creditor of the Company any portion or all of any deficit balance in a Member’s Capital Account.

3.2               Manager Loans. The Manager and its Affiliates may, but will have no obligation to, make loans to the Company. Any such loan shall bear interest at a rate equal to the lesser of 10% or the maximum interest rate permitted by applicable law and provide for the payment of principal and any accrued but unpaid interest in accordance with the terms of the promissory note evidencing such loan, but in no event later than the dissolution of the Company.

3.3               Company Loans. The Company may obtain or assume, in the sole discretion of the Manager, loans to operate or refinance the Venture and the Business.

3.4               Additional Capital Contributions. The Manager is hereby authorized to cause the Company to issue additional Units or an additional class of units (the “Additional Interests”) at any time or from time to time, to the Members or to other Persons for such consideration and on such terms and conditions as shall be established by the Manager in its sole discretion without approval of the Members. Any Additional Interests issued hereby may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences and relative, participating, optional or special rights, powers and duties, including rights, powers and duties senior to any other units, as determined by the Manager in its sole discretion without the approval of any Member. In the event that any Additional Interests are issued, the Manager shall have the power and authority to amend this Agreement to reflect the changes applicable to such issuance, including, but not limited to, changes to adjust the Book Value of the existing Capital Accounts and amending the allocations and Distributions to reflect the issuance of the newly issued Additional Interests. No Additional Interests may be offered or sold to any Person that does not meet all qualifications under applicable federal or state securities laws, rules and regulations in order for such offer and sale to qualify as exempt from all federal and state registration requirements or if such offer or sale would otherwise violate the terms of this Agreement.

4.                   Allocation of Tax Items.

4.1               Allocation of Net Income and Net Loss. For each fiscal year, the Net Income and Net Loss of the Company shall be allocated as follows:

4.1.1          Net Income. After giving effect to the special allocations set forth in Sections 4.2 and 4.3, Net Income for any fiscal year shall be allocated to each class of unit based on the Net Income from the unit of Equipment funded by that class of unit. No class of unit will receive Allocations from the operations of any unit of Equipment not funded or associated with that class of unit. Net Income, subject to certain limitations, will be allocated as follows:

(a)                To the Members until the Net Income allocated to the Members pursuant to this Section 4.1.1(a) for such fiscal year and all previous fiscal years is equal to the aggregate Net Loss allocated to the Members pursuant to Section 4.1.2(c) for all previous fiscal years.

4.1.2          Net Loss. After giving effect to the special allocations set forth in Sections 4.2 and 4.3, Net Loss for any fiscal year shall be allocated to each class of unit based on the Net Loss from the unit of Equipment funded by that class of unit and then as follows:

(a)                To the Members and the Manager in proportion to and to the extent of Net Income previously allocated to the Members and the Manager pursuant to Section 4.1.1(c) until the aggregate Net Loss allocated to the Manager and the Members pursuant to this Section 4.1.2(a) for such fiscal year and all previous fiscal years is equal to the aggregate Net Income allocated to the Members and the Manager pursuant to Section 4.1.1(c) for all previous fiscal years.

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4.2               Special Allocations.

4.2.1          Qualified Income Offset. Except as provided in Section 4.2.3, in the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit created by such adjustment, allocation or distribution as quickly as possible.

4.2.2          Gross Income Allocation. Net Loss shall not be allocated to any Member to the extent such allocation would cause such Member to have an Adjusted Capital Account Deficit at the end of a fiscal year. In the event any Member has an Adjusted Capital Account Deficit at the end of any fiscal year, each such Member shall be specially allocated items of Company gross income and gain in the amount of such Adjusted Capital Account Deficit as quickly as possible.

4.2.3          Minimum Gain Chargeback. Notwithstanding any other provision of this Section 4, if there is a net decrease in Company Minimum Gain during any Company fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 4.2.3 is intended to comply with the partnership minimum gain chargeback requirement in the Treasury Regulations and shall be interpreted consistently therewith. This provision shall not apply to the extent the Member’s share of net decrease in Company Minimum Gain is caused by a guaranty, refinancing or other change in the debt instrument causing it to become partially or wholly recourse debt or Member Nonrecourse Debt, and such Member bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the newly guaranteed, refinanced or otherwise changed debt or to the extent the Member contributes cash to the capital of the Company that is used to repay the Nonrecourse Debt, and the Member’s share of the net decrease in Company Minimum Gain results from the repayment.

4.2.4          Member Minimum Gain Chargeback. Notwithstanding any other provision of this Section 4, except Section 4.2.3, if there is a net decrease in Member Minimum Gain, any Member with a share of that Member Minimum Gain (as determined under Treasury Regulations Section 1.704-2(i)(5)) as of the beginning of the year shall be allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section shall not apply to the extent the net decrease in Member Minimum Gain arises because the liability ceases to be Member Nonrecourse Debt due to conversion, refinancing or other change in a debt instrument that causes it to become partially or wholly a Nonrecourse Debt. This Section is intended to comply with the partner minimum gain chargeback requirements in the Treasury Regulations and shall be interpreted consistently therewith and applied with the restrictions attributable thereto.

4.2.5          Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be allocated to the Members based on Nonrecourse Deductions pertaining to each class of unit’s unit of Equipment, and then in proportion to their Units and each Member’s share of excess Nonrecourse Debt shall be in the same proportion.

4.2.6          Member Nonrecourse Deductions. Member Nonrecourse Deductions for any fiscal year shall be allocated to the Member who bears the economic risk of loss as set forth in Treasury Regulations Section 1.752-2 with respect to the Member Nonrecourse Debt. If more than one Member bears the economic risk of loss for a Member Nonrecourse Debt, any Member Nonrecourse Deductions attributable to that Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss.

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4.2.7          Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

4.3               Curative Allocations. Notwithstanding any other provision of this Agreement, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

4.4               Contributed Property. Notwithstanding any other provision of this Agreement, the Manager shall cause depreciation and/or cost recovery deductions and gain or loss attributable to Property contributed by a Member or revalued by the Company to be allocated among the Members for income tax purposes in accordance with Code Section 704(c) and the Treasury Regulations promulgated thereunder.

4.5               Commission Discounts. In the event any Member receives a commission discount as described in Section 3.2.3, such Member shall be treated upon liquidation of the Company as if such Member had not received a discount and an appropriate income allocation shall be made to such Member so that all liquidating Distributions to the Members per Unit are equal.

4.6               Recapture Income. The portion of each Member’s distributive share of Net Income that is characterized as ordinary income pursuant to Code Sections 1245 or 1250 shall be proportionate to the amount of Net Income or Net Loss which included the corresponding depreciation deductions that were allocated to such Member as compared with the amount of depreciation deductions allocated to all Members.

4.7               Allocation Among Units. Except as otherwise provided in this Agreement, Distributions and allocations made to the Members shall be from the unit of Equipment funded by each class of unit, and then in the ratio of the number of Units held by each Member on the date of such allocation (which allocation date shall be deemed to be the last day of each month) to the total outstanding units in its class as of such date, and, except as otherwise provided in this Agreement without regard to the number of days during such month that the units were held by each Member. Members who acquire Units at different times during the Company tax year shall be allocated Net Income and Net Loss using the monthly convention set forth in Section 4.9.1. For purposes of this Section 4 and Section 5, an Economic Interest Owner shall be treated as a Member.

4.8               Allocation of Company Items. Except as otherwise provided herein, whenever a proportionate part of Net Income or Net Loss is allocated to a Member, every item of income, gain, loss or deduction entering into the computation of such Net Income or Net Loss, and every item of credit or tax preference related to such allocation and applicable to the period during which such Net Income or Net Loss was realized shall be allocated based on each class of unit’s unit of Equipment, and then to the Member of that class in the same proportion.

4.9               Assignment.

4.9.1          In the event of the assignment of a Unit, the Net Income and Net Loss shall be allocated as between the Member and its assignee based upon the number of months of their respective ownership during the year in which the assignment occurs, without regard to the results of the Company’s operations during the period before or after such assignment. Distributions shall be made to the holder of record of the Units as of the date of the Distribution. An assignee who receives Units during the first 15 days of a month will receive any allocations relative to such month. An assignee who acquires Units on or after the 16th day of a month will be treated as acquiring the Units on the first day of the following month.

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4.9.2          In the event of the assignment of the Manager’s interest, the allocations of Net Income or Net Loss shall be as agreed between the Manager and its assignee. In the absence of an agreement, the Net Income, Net Loss and Distributions shall be allocated in a manner similar to that provided in Section 4.9.1.

4.10           Power of Manager to Vary Allocations. It is the intent of the Members that each Member’s share of Net Income and Net Loss be determined and allocated in accordance with Code Section 704(b) and the provisions of this Agreement shall be so interpreted. Therefore, if the Company is advised by the Company’s legal counsel that the allocations provided in this Section 4 are unlikely to be respected for federal income tax purposes, the Manager is hereby granted the power to amend the allocation provisions of this Agreement to the minimum extent necessary to comply with Code Section 704(b) and effect the plan of allocations and Distributions provided for in this Agreement.

4.11           Consent of Members. The allocation methods of Net Income and Net Loss are hereby expressly consented to by each Member as a condition of becoming a Member.

4.12           Withholding Obligations.

4.12.1      If the Company is required (as determined by the Manager) to make a payment (“Tax Payment”) with respect to any Member to discharge any legal obligation of the Company or the Manager to make payments to any governmental authority with respect to any federal, foreign, state or local tax liability of such Member arising as a result of such Member’s interest in the Company, then, notwithstanding any other provision of this Agreement to the contrary, the amount of any such Tax Payment shall be deemed to be a loan by the Company to such Member, which loan shall bear interest at the Prime Rate and be payable upon demand or by offset to any Distribution which otherwise would be made to such Member.

4.12.2      If and to the extent the Company is required to make any Tax Payment with respect to any Member, or elects to make payment on any loan described in Section 4.12.1 by offset to a Distribution to a Member, either (i) such Member’s proportionate share of such Distribution shall be reduced by the amount of such Tax Payment or offset or (ii) such Member shall pay to the Company prior to such Distribution an amount of cash equal to such Tax Payment or offset. In the event a portion of a Distribution in kind is retained by the Company pursuant to clause (i) above, such retained Property may, in the discretion of the Manager, either (A) be distributed to the other Members or (B) be sold by the Company to generate the cash necessary to satisfy such Tax Payment. If the Property is sold, then for purposes of income tax allocations only under this Agreement, any gain or loss from such sale or exchange shall be allocated to the Member to whom the Tax Payment relates. If the Property is sold at a gain, and the Company is required to make any Tax Payment on such gain, the Member to whom the gain is allocated shall pay the Company prior to the due date of the Tax Payment an amount of cash equal to such Tax Payment.

4.12.3      The Manager shall be entitled to hold back any Distribution to any Member to the extent the Manager believes in good faith that a Tax Payment will be required with respect to such Member in the future and the Manager believes that there will not be sufficient subsequent Distributions to make such Tax Payment.

4.13           Special Allocation. Notwithstanding the other provisions in this Section 4 (but subject to Section 4.10), in the year of the sale of the Venture, Net Income and Net Loss from all sources (or gross income or gross expense) shall be allocated, to the greatest extent possible, so that the positive Capital Account balance of each Member shall be equal to the Distributions to be made upon liquidation to such Member.

5.                   Distributions.

5.1               Cash from Operations. Except as otherwise provided in Section 13, and subject to the Manager’s discretion pursuant to Section 5.2 and Section 5.3, Cash from Operations with respect to each calendar year shall be distributed to each class of unit from the unit of Equipment funded by that class of unit. No class of unit will receive Distributions from the operations of any unit of Equipment not funded or associated with that class of unit. Distributions within each class of unit will be distributed in the following order of priority:

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5.1.1          100% To the Members in proportion to their Net Capital Contributions.

5.2               Restrictions. The Company intends to make periodic Distributions of substantially all cash determined by the Manager to be distributable, subject to the following (i) Distributions may be restricted or suspended for periods when the Manager determines in its reasonable discretion that it is in the best interest of the Company and (ii) all Distributions are subject to the payment, and the maintenance of reasonable reserves for payment of Company obligations.

5.3               Tax Distributions. Notwithstanding the provisions set forth in Section 5.1, the Company may, at the option of the Manager, make Distributions to the Manager prior to making the Distributions set forth in Section 5.1, to the extent such Distributions are needed to pay any income taxes associated with allocations of Net Income set forth in Sections 4.1.1(b) and 4.1.1(c) to the Manager. Any such Distribution shall reduce subsequent Distributions to be made to the Manager pursuant to Section 5.1.

6.                   Compensation to the Manager and its Affiliates.

6.1               Manager’s and Affiliates’ Compensation. The Manager and its Affiliates shall receive reimbursement from the Venture for services rendered only as specified in this Agreement or as set forth in the Memorandum. Any additional agreements that the Company or the Venture enters into with an Affiliate of the Manager will be at arm’s length, market terms.

6.1.1          The Manager and its Affiliates will be reimbursed by the Venture for all direct costs incurred by the Manager or its Affiliates when performing services on behalf of the Venture for certain expenses incurred with respect to the Venture or the Business and for certain indirect costs allocable to the Company.

6.1.2          The Manager will be reimbursed for all reasonable fees and expenses in connection with the pursuit and operation of the Business.

6.2               Company Expenses.

6.2.1          Operating Expenses. Subject to the limitations set forth in Section 6.2.2, the Company shall pay directly, or reimburse the Manager as the case may be, for all of the costs and expenses of the Company’s operations.

6.2.2          Manager Overhead. Except as set forth in this Section 6, the Manager and its Affiliates shall be reimbursed for overhead expenses incurred in connection with the Company, including but not limited to rent, depreciation, utilities, capital equipment and other administrative items.

6.2.3          Organization and Offering Expenses. The Manager and not the Company shall be obligated to pay all Selling Commissions and Expenses to the extent that the payment of such Selling Commissions and Expenses and all Organization and Offering Expenses exceed the QOF Limitation. The “QOF Limitation” shall mean an amount that would cause the Company to fail to comply with the 90% asset test under the Qualified Opportunity Fund provisions as a result of the payment by the Company of the Selling Commissions and Expenses and the Organization and Offering Expenses in connection with the Offering.

7.                   Authority and Responsibilities of the Manager.

7.1               Management. The business and affairs of the Company shall be managed by the Manager. Except as otherwise set forth in this Agreement, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

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7.2               Number, Tenure and Qualifications. The Company shall have one Manager, which shall be VivaVentures Management Company, Inc. The Manager shall hold office until such Manager is removed or withdraws or resigns as set forth in this Agreement.

7.3               Manager Authority. The Manager shall have all authority, rights and powers conferred by law (subject to Section 7.4 and Section 8.2, if required) and those required or appropriate to the management of the Company’s business, which, by way of illustration but not by way of limitation, shall include the right, authority and power to cause the Company, either directly or as a manager, general partner or member of the Venture (including any subsidiary of the Venture), to:

7.3.1          Acquire, own, hold and dispose of the interest in the Venture and manage the Venture to qualify as a Qualified Opportunity Zone Property;

7.3.2          Take all actions as the manager of the Venture;

7.3.3          Acquire, hold, operate, sell, exchange and otherwise dispose of the Venture and the Business;

7.3.4          Plan, manage and coordinate the Business, obtain all necessary licenses, permits and entitlements in connection therewith, and enter into any contracts and agreements with any Affiliates or third parties to perform any services for the Business through the Venture;

7.3.5          Borrow money, and, if security is required therefor, pledge or mortgage or subject Property to any security device, obtain replacements of any mortgage or other security device and prepay, in whole or in part, refinance, increase, modify, consolidate or extend any mortgage or other security device. All of the foregoing shall be on such terms and in such amounts as the Manager, in its sole discretion, deems to be in the best interest of the Company, the Venture and the Business;

7.3.6          Enter into such contracts and agreements as the Manager determines to be reasonably necessary or appropriate in connection with the Company’s or the Venture’s business and purpose (including contracts with Affiliates of the Manager), and any contract of insurance that the Manager deems necessary or appropriate for the protection of the Company, the Venture, the Business and the Manager, including errors and omissions insurance, for the conservation of the assets of the Company and the Venture, or for any purpose convenient or beneficial to the Company, the Venture or the Business;

7.3.7          Employ Persons, who may be Affiliates of the Manager, in the operation and management of the business of the Company or the Venture;

7.3.8          Prepare or cause to be prepared reports, statements and other relevant information for distribution to the Members;

7.3.9          Open accounts and deposit and maintain funds in the name of the Company or the Venture in banks, savings and loan associations, “money market” mutual funds and other instruments as the Manager may deem in its discretion to be necessary or desirable;

7.3.10      Cause the Company or the Venture to make or revoke any of the elections referred to in the Code (the Manager shall have no obligation to make any such elections);

7.3.11      Select as the Company’s or the Venture’s accounting year a calendar or fiscal year as may be approved by the Internal Revenue Service (the Company and the Venture initially intend to adopt the calendar year);

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7.3.12      Determine the appropriate accounting method or methods to be used by the Company and the Venture;

7.3.13      In addition to any amendments otherwise authorized herein, amend this Agreement without any action on the part of the Members by special or general power of attorney or otherwise:

(a)                To add to the representations, duties, services or obligations of the Manager or its Affiliates, for the benefit of the Members;

(b)                To cure any ambiguity or mistake, to correct or supplement any provision herein that may be inconsistent with any other provision herein, or to make any other provision with respect to matters or questions arising under this Agreement that will not be inconsistent with the provisions of this Agreement;

(c)                To amend this Agreement to reflect the addition or substitution of the Members or the reduction of the Capital Accounts upon the return of capital to the Members;

(d)                To minimize the adverse impact of, or comply with, any final regulation of the United States Department of Labor, or other federal agency having jurisdiction, defining “plan assets” for ERISA purposes;

(e)                To reconstitute the Company or the Venture under the laws of another state if beneficial;

(f)                 To execute, acknowledge and deliver any and all instruments to effectuate the foregoing, including the execution, acknowledgment and delivery of any such instrument by the attorney-in-fact for the Manager under a special or limited power of attorney, and to take all such actions in connection therewith as the Manager shall deem necessary or appropriate with the signature of the Manager acting alone; and

(g)                To make any changes to this Agreement as requested or required by any lender or potential lender which may be required to obtain financing including, but not limited to, complying with any special purpose entity requirements;

7.3.14      Require in any Company or Venture contract that the Manager shall not have any personal liability, but that the Person contracting with the Company or the Venture is to look solely to the Company or the Venture and their assets, as applicable, for satisfaction;

7.3.15      Lease personal property for use by the Company or the Venture;

7.3.16      Establish reserves from income in such amounts as the Manager may deem appropriate;

7.3.17      Temporarily invest the proceeds from sale of Units in short-term, highly-liquid investments;

7.3.18      Make secured or unsecured loans to the Company or the Venture and receive interest at the rates set forth herein;

7.3.19      Represent the Company and the Members as the “partnership representative” within the meaning of the Code in discussions with the Internal Revenue Service regarding the tax treatment of items of Company income, loss, deduction or credit, or any other matter reflected in the Company’s returns, and to agree to final Company administrative adjustments or file a petition for a readjustment of the Company items in question with the applicable court;

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7.3.20      Offer and sell Units through any licensed Affiliate of the Manager, or licensed non-Affiliate, and to employ licensed personnel, agents and dealers for such purpose;

7.3.21      Redeem, repurchase or convert Units on behalf of the Company, including by Conversion Right, Call Right or Call Option;

7.3.22      Hold an election for a successor Manager before the resignation, removal or dissolution of the Manager;

7.3.23      Initiate legal actions, settle legal actions and defend legal actions on behalf of the Company or the Venture;

7.3.24      Admit itself or an Affiliate as a Member;

7.3.25      Enter into any limited liability company agreement, partnership agreement or other operating agreement with a joint venture partner;

7.3.26      Merge or combine the Company or the Venture or “roll-up” the Company or the Venture into a partnership, limited liability company or other entity with a Majority Vote;

7.3.27      Place all or a portion of the Business in a single purpose or bankruptcy remote entity, or otherwise structure or restructure the Company and the Venture to accommodate any financing for all or a portion of the Business;

7.3.28      Structure or restructure the Venture to accommodate any financing or to comply with the Qualified Opportunity Zone provisions;

7.3.29      Take any action and perform any acts necessary to qualify the Company as a Qualified Opportunity Fund and the Venture as a Qualified Opportunity Zone Property in accordance with the provisions of the Tax Cuts and Jobs Act;

7.3.30      Appoint officers of the Company (as set forth in Section 7.10) or the Venture;

7.3.31      Perform any and all other acts which the Manager is obligated to perform hereunder; and

7.3.32      Execute, acknowledge and deliver any and all instruments to effectuate the foregoing and all transactions and actions described in, or contemplated by, the Memorandum, and take all such actions in connection therewith as the Manager may deem necessary or appropriate. Any and all documents or instruments may be executed by the Manager on behalf of and in the name of the Venture or the Company.

7.4               Restrictions on Manager’s Authority. Neither the Manager nor any of its Affiliates shall have authority, without a Majority Vote, to:

7.4.1          Enter into contracts with the Company that would bind the Company after the expulsion, Event of Insolvency, or other cessation to exist of the Manager, or to continue the business of the Company after the occurrence of such event;

7.4.2          Use or permit any other Person to use Company funds or assets in any manner except for the exclusive benefit of the Company;

7.4.3          Alter the primary purpose of the Company;

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7.4.4          Receive from the Company a rebate or give-up or participate in any reciprocal business arrangements which would enable the Manager or its Affiliate to do so;

7.4.5          Admit another Person as the Manager, except with the consent of the Members as provided in this Agreement;

7.4.6          Commingle Company funds with those of any other Person, except for (i) the temporary deposit of funds in a bank checking account for the sole purpose of making Distributions immediately thereafter to the Members and the Manager or (ii) funds attributable to the Business and held for use in the management and operations of the Business;

7.4.7          Reinvest Cash From Operations in additional Property;

7.4.8          Cause the Company to loan to the Manager or Affiliates Company assets or employ, or permit employment of, the funds or assets of the Company in any manner except for the exclusive benefit of the Company; or

7.4.9          Directly or indirectly pay or award any finder’s fees, commissions or other compensation to any Person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchaser regarding the purchase of Units; provided, however, that the Manager shall not be prohibited from paying underwriting or marketing commissions, or finder’s or referral fees to registered broker-dealers or other properly licensed persons for its services in marketing Units as provided for in this Agreement.

7.5               Responsibilities of the Manager. The Manager shall:

7.5.1          Have the responsibility for the safekeeping and use of all the funds and assets of the Company;

7.5.2          Devote such of its time and business efforts to the business of the Company as it shall in its discretion, exercised in good faith, determine to be necessary to conduct the business of the Company;

7.5.3          File and publish all certificates, statements, or other instruments required by law for formation, qualification and operation of the Company and for the conduct of its business in all appropriate jurisdictions;

7.5.4          Cause the Company and the Venture to be protected by public liability, property damage and other insurance determined by the Manager in its discretion to be appropriate to the business of the Company and Venture;

7.5.5          At all times use its best efforts to meet applicable requirements for the Company to be taxed as a partnership and not as an association taxable as a corporation; and

7.5.6          Amend this Agreement to reflect the admission of the Members not later than 90 days after the date of admission or substitution.

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7.6               Administration of Company. So long as it is the Manager and the provisions of this Agreement for compensation and reimbursement of expenses of the Manager are observed, the Manager shall have the responsibility of providing continuing administrative and executive support, advice, consultation, analysis and supervision with respect to the functions of the Company, including decisions regarding development, manufacture, lease or sale of the Equipment, refinancing and sale, exchange or other disposition of the Venture, and compliance with federal, state and local regulatory requirements and procedures. In this regard, the Manager may retain the services of its Affiliates or unaffiliated parties as the Manager may deem appropriate to provide management and financial consultation and advice, and may enter into agreements for the management and operation of Company assets. The Manager shall have no other fiduciary or other duties or obligations to the Company or the Members except as set forth in this Agreement.

7.7               Indemnification of the Manager and Officers.

7.7.1          The Manager, its owners, Affiliates, officers, directors, partners, managers, employees, agents, assigns, principals, trustees and any officers of the Company, shall not be liable for, and shall be indemnified and held harmless (to the extent of the Company’s Property) from, any loss or damage incurred by them, the Company or the Members in connection with the business of the Company, including costs, expenses and reasonable attorneys’ fees and any amounts expended in the settlement of any claims of loss or damage resulting from any act or omission performed or omitted in good faith, which shall not constitute fraud, gross negligence or willful misconduct, pursuant to the authority granted, to promote the interests of the Company. The Company shall advance to any Person entitled to indemnification pursuant to this Section such funds as shall be required to pay legal fees and expenses incurred in defense of any demands, claims or lawsuits as they become due. Moreover, neither the Manager nor any officer of the Company shall be liable to the Company or the Members because any taxing authorities disallow or adjust any deductions or credits in the Company’s income tax returns.

7.7.2          Notwithstanding Section 7.7.1, the Company shall not indemnify the Manager, its owners, Affiliates, officers, directors, partners, managers, employees, agents, assigns, principals, trustees and any officers of the Company, for liability imposed or expenses incurred in connection with any claim arising out of a violation of the Securities Act of 1933, or any other federal or state securities law, with respect to the offer and sale of the Units. Indemnification will be allowed for settlements and related expenses in lawsuits alleging securities law violations, and for expenses incurred in successfully defending such lawsuits, provided that (i) the applicable party is successful in defending the action, (ii) the indemnification is specifically approved by the court of law which shall have been advised as to the current position of the Securities and Exchange Commission (as to any claim involving allegations that the Securities Act of 1933 was violated) or the applicable state authority (as to any claim involving allegations that the applicable state’s securities laws were violated) or (iii) in the opinion of counsel for the Company, the right to indemnification has been settled by controlling precedent.

7.7.3          The Members acknowledge that the Manager or its Affiliates may own Units and it shall not be a breach of any fiduciary duty or fiduciary obligation or any other duty or obligation if the Manager or its Affiliates votes its Units in its own best interest with respect to any Majority Vote.

7.7.4          Neither the Manager nor any of its Affiliates shall have any obligation to cause the Company to take any action that would result in personal liability to the Manager, its principals or any of its Affiliates in their capacity as obligator or guarantor of any loan that is obtained or assumed by the Company, notwithstanding that the failure to take any such action might result in the total or partial loss of the Company’s interest in some or all of the Company’s Property. Any action or inaction by the Manager or any of its Affiliates that is intended to avoid personal liability under any obligation or guaranty related to a loan that is obtained or assumed by the Company will not constitute a breach of any fiduciary or other duty that the Manager or its Affiliates may owe the Company or the Members.

7.8               No Personal Liability for Return of Capital. The Manager shall not be personally liable or responsible for the return or repayment of all or any portion of the Capital Contribution of any Member or any loan made by any Member to the Company, it being expressly understood that any such return of capital or repayment of any loan shall be made solely from the assets (which shall not include any right of contribution from any Member) of the Company.

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7.9               Authority as to Third Persons.

7.9.1          No third party dealing with the Company shall be required to investigate the authority of the Manager or officers of the Company or secure the approval or confirmation by any Member of any act of the Manager in connection with the Company’s business. No purchaser of any Property owned by the Company shall be required to determine the right to sell or the authority of the Manager to sign and deliver any instrument of transfer on behalf of the Company, or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith.

7.9.2          The Manager shall have full authority to execute on behalf of the Company any and all agreements, contracts, conveyances, deeds, mortgages and other instruments, and the execution thereof by the Manager, executing on behalf of the Company shall be the only execution necessary to bind the Company thereto. Any officer appointed by the Manager pursuant to Section 7.10 shall have full authority to execute on behalf of the Company any agreements, contracts, conveyances, deeds, mortgages and other instruments, to the extent such authority is delegated by the Manager to such officer, and the execution thereof by such officer, executing on behalf of the Company shall be the only execution necessary to bind the Company thereto. No signature of any Member shall be required.

7.9.3          The Manager shall have the right by separate instrument or document to authorize one or more Persons to execute leases and lease-related documents on behalf of the Company and any leases and documents executed by such agent shall be binding upon the Company as if executed by the Manager.

7.10           Officers of the Company.

7.10.1      The Manager, in its sole discretion, may appoint officers of the Company at any time. The officers of the Company, if appointed by resolution of the Manager, may include a president, vice president, secretary, and treasurer. The officers shall serve at the pleasure of the Manager. Any individual may hold any number of offices. The Manager’s officers may serve as officers of the Company if appointed by resolution of the Manager. The officers shall exercise such powers and perform such duties as determined and authorized by the Manager.

7.10.2      Any officer may be removed, either with or without cause, by the Manager at any time. Any officer may resign at any time by giving written notice to the Manager. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

8.                   Rights, Authority and Voting of the Members.

8.1               Members Are Not Agents. Pursuant to Section 7, the management of the Company is vested in the Manager. No Member, acting solely in the capacity of a Member, is an agent of the Company nor can any Member in such capacity bind nor execute any instrument on behalf of the Company.

8.2               Voting by the Members. To the extent that holders of Units in the Company are provided with the right to vote hereunder or as required under the Act, Members shall be entitled to cast one vote for each Unit they own. Except as otherwise specifically provided in this Agreement, Members (but not Economic Interest Owners) with the right to vote shall have the right to vote only upon the following matters:

8.2.1          Removal of the Manager as provided in Section 9.2;

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8.2.2          Admission of the Manager or election to continue the business of the Company after the Manager ceases to be the Manager when there is no remaining Manager;

8.2.3          Amendment of this Agreement (unless otherwise provided for herein);

8.2.4          Any merger or combination of the Company or roll-up of the Company; and

8.2.5          Election to continue the business of the Company as set forth in Section 13.1.2.

8.3               Member Vote; Consent of Manager. Except for the Majority Votes required pursuant to Sections 8.2.1, 8.2.2, 8.2.5, 8.4.3, 9.1, 9.2, 9.3, 9.4, 10.1, 10.1.3, 10.1.4 and 13.3 or as specifically provided in this Agreement which provisions shall only require a Majority Vote, matters upon which the Members may vote shall require a Majority Vote and the consent of the Manager to pass and become effective.

8.4               Meetings of the Members. The Manager may at any time call for a meeting of the Members, or for a vote without a meeting, on matters on which the Members are entitled to vote, and shall call for such a meeting (but not a vote without a meeting) following receipt of a written request therefor of Members holding more than 10% of the Units entitled to vote as of the record date. Within 20 days after receipt of such request, the Manager shall notify all Members of record on the record date of the Company meeting.

8.4.1          Notice. Written notice of each meeting shall be given to each Member entitled to vote, either personally, by mail or other means of written communication, charges prepaid, addressed to such Member at its address appearing on the books of the Company or given by it to the Company for the purpose of notice or, if no such address appears or is given, at the principal executive office of the Company, or by publication of notice at least once in a newspaper of general circulation in the county in which such office is located. All such notices shall be sent not less than 10, nor more than 60, days before such meeting. The notice shall specify the place, date and hour of the meeting and the general nature of business to be transacted, and no other business shall be transacted at the meeting.

8.4.2          Adjourned Meeting and Notice Thereof. When a Members’ meeting is adjourned to another time or place, notice need not be given of the subsequent meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the subsequent meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if after the adjournment a new record date is fixed for the subsequent meeting, a notice of the subsequent meeting shall be given to each Member of record entitled to vote at the meeting.

8.4.3          Quorum. The presence in person or by proxy of the Persons entitled to vote a majority of the Units shall constitute a quorum for the transaction of business. The Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a Majority Vote or such greater vote as may be required by this Agreement or by law. In the absence of a quorum, any meeting of Members may be adjourned from time to time by the vote of a majority of the Units represented either in person or by proxy, but no other business may be transacted, except as provided above.

8.4.4          Consent of Absentees. The transactions of any meeting of Members, however called and noticed and wherever held, are as valid as though they occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Persons entitled to vote, not present in person or by proxy, signs a written waiver of notice, or a consent to the holding of the meeting or an approval of the minutes thereof. All waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting.

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8.4.5          Action Without Meeting. Except as otherwise provided in this Agreement, any action which may be taken at any meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the Manager and Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all entitled to vote thereon were present and voted. In the event the Members are requested to consent on a matter without a meeting, the Manager and each Member shall be given not less than 10, nor more than 60, days’ notice. In the event the Manager or Members representing more than 10% of the Units, request a meeting for the purpose of discussing or voting on the matter, the notice of a meeting shall be given in the same manner as required by Section 8.4.1 and no action shall be taken until the meeting is held. Unless delayed as a result of the preceding sentence, any action taken without a meeting will be effective 5 days after the required minimum number of voters have signed the consent; however, the action will be effective immediately if the Manager and Members representing at least 80% of the Units have signed the consent.

8.4.6          Record Dates. For purposes of determining the Members entitled to notice of any meeting or to vote or entitled to receive any Distributions or to exercise any rights in respect of any other lawful matter, the Manager (or Members representing more than 10% of the Units if the meeting is being called at their request) may fix in advance a record date, which is not more than 60 nor less than 10 days prior to the date of the meeting nor more than 60 days prior to any other action. If no record date is fixed:

(a)                The record date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held;

(b)                The record date for determining Members entitled to give consent to Company action in writing without a meeting shall be the day on which the first written consent is given;

(c)                The record date for determining Members for any other purpose shall be at the close of business on the day on which the Manager adopts it, or the 60th day prior to the date of the other action, whichever is later; and

(d)                A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting unless the Manager, or the Members who requested the meeting fix a new record date for the adjourned meeting, but the Manager, or such Members, shall fix a new record date if the meeting is adjourned for more than 45 days from the date set for the original meeting.

8.4.7          Proxies. Every Person entitled to vote or execute consents shall have the right to do so either in person or by one or more agents authorized by a written proxy executed by such Person or its duly authorized agent and filed with the Manager. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy continues in full force and effect until revoked as specified or unless it states that it is irrevocable. A proxy which states that it is irrevocable is irrevocable for the period specified therein.

8.4.8          Chairman of Meeting. The Manager may select any Person to preside as chairman of any meeting of the Members, and if such Person shall be absent from the meeting, or fail or be unable to preside, the Manager may name any other Person in substitution therefor as chairman. The chairman of the meeting shall designate a secretary for such meeting, who shall take and keep or cause to be taken and kept minutes of the proceedings thereof. The conduct of all Members’ meetings shall at all times be within the discretion of the chairman of the meeting and shall be conducted under such rules as the chairman may prescribe. The chairman shall have the right and power to adjourn any meeting at any time, without a vote of the Units present in person or represented by proxy, if the chairman shall determine such action to be in the best interests of the Company.

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8.4.9          Inspectors of Election. In advance of any meeting of Members, the Manager may appoint any Persons other than nominees for the Manager as the inspector of election to act at the meeting and any adjournment thereof. If an inspector of election is not so appointed, or if any such Person fails to appear or refuses to act, the chairman of any such meeting may, and on the request of any Member or its proxy shall, make such appointment at the meeting. The inspector of election shall determine the number of Units outstanding and the voting power of each, the Units represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, receive votes, ballots or consents, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes or consents, determine when the polls shall close, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all Members.

8.4.10      Record Date and Closing Company Books. When a record date is fixed, only Members of record on that date are entitled to notice of and to vote at the meeting or to receive a Distribution, or allotment of rights, or to exercise the rights, as the case may be, notwithstanding any transfer of any Units on the books of the Company after the record date.

8.5               Rights of Members. No Owner shall have the right or power to: (i) withdraw or reduce its contribution to the capital of the Company, except as a result of the dissolution and termination of the Company or as otherwise provided in this Agreement or by law, (ii) bring an action for partition against the Company or (iii) demand or receive property other than cash in return for its Capital Contribution. Except as provided in this Agreement, no Owner shall have priority over any other Owner either as to the return of Capital Contributions or as to allocations of the Net Income, Net Loss or Distributions of the Company. Other than upon the termination and dissolution of the Company as provided by this Agreement, there has been no time agreed upon when the contribution of each Owner (other than the Initial Member) is to be returned.

8.6               Restrictions on the Owners. No Owner shall:

8.6.1          Disclose to any non-Owner other than their lawyers, accountants or consultants and/or commercially exploit any of the Company’s business practices, trade secrets or any other information not generally known to the business community, including the identity of suppliers utilized by the Company;

8.6.2          Do any other act or deed with the intention of harming the business operations of the Company; or

8.6.3          Do any act contrary to this Agreement.

8.7               Return of Capital of the Members. In accordance with the Act, an Owner may, under certain circumstances, be required to return to the Company, for the benefit of the Company’s creditors, amounts previously distributed to the Owner. If any court of competent jurisdiction holds that any Owner is obligated to make any such payment, such obligation shall be the obligation of such Owner and not of the Company, the Manager or any other Owner.

8.8               Indemnification of the Members. The Company shall indemnify, protect, defend and hold harmless the Members, in their capacity as Members (as opposed to the Manager which is indemnified pursuant to Section 7.7 in its capacity as the Manager), and their shareholders, Affiliates, officers, directors, partners, managers, members, employees, agents and its and their respective successors and assigns (each an “Indemnified Party”), from and against any loss, liability, damage, cost or expense (including reasonable legal fees and expenses incurred in defense of any demands, claims or lawsuits) arising from actions or omissions concerning business or activities undertaken by or on behalf of the Company from any source. The Company shall advance to any Person entitled to indemnification pursuant to this Section such funds as shall be required to pay reasonable legal fees and expenses incurred in defense of any demands, claims or lawsuits as they become due. Notwithstanding the foregoing, if the claim for indemnification is in connection with an action against the Company, or against another Indemnified Party by the Person requesting the indemnification, the Company shall have no such obligation to advance any funds for the payment of legal fees and expenses. The obligations contained herein shall survive the termination or expiration of the Agreement until such time as an action against the Members is absolutely barred by the statute of limitations.

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8.9               Deemed Approval. Whenever a Majority Vote is required in this Agreement, the Company shall provide the Members with notice of such required vote, and the Members shall have 15 days after the date such notice is sent by the Company to approve or disapprove of the matter. If a Member does not disapprove of such matter within the 15 day specified response period described above, the Member shall be deemed to have voted in accordance with the vote recommended by the Manager.

9.                   Resignation, Withdrawal or Removal of the Manager.

9.1               Resignation or Withdrawal of Manager. Subject to Section 10, the Manager shall not resign or withdraw as the Manager or do any act that would require its resignation or withdrawal without a Majority Vote.

9.2               No Removal. A Manager may not be removed as a manager by the Members.

9.3               Purchase of Manager’s Interest. Upon the removal of the Manager pursuant to Section 9.2 or its withdrawal with the approval of a Majority Vote, (i) the removed Manager’s interest in the Distributions and allocations of Net Income and Net Loss set forth in this Agreement and (ii) its interest in its right to the earned but unpaid fees and other compensation remaining to be paid under this Agreement, shall be purchased by the Company for a purchase price equal to the aggregate fair market value of the Manager’s interest determined according to the provisions of Section 9.4; provided, however, that in the event the Manager is removed as a result of fraud, gross negligence or willful misconduct as determined by a final, non-appealable decision of a court of competent jurisdiction, the purchase price shall be reduced by any damages caused by any such fraud, gross negligence or willful misconduct. The purchase price of such interest shall be paid by the Company to the Manager in cash within 30 days of the determination of the aggregate fair market value.

9.4               Purchase Price of the Manager’s Interest. The fair market value of the Manager’s interest to be purchased by the Company pursuant to Section 9.3 shall be determined by agreement between the Manager and the Company, which agreement is subject to approval by a Majority Vote. For this purpose, the fair market value of the interest of the terminated Manager shall be computed as the present value of the future amount which could reasonably be expected to be realized by such Manager upon the sale of the Company’s assets in the ordinary course of business at the time of removal, including any Units held by the Manager or its Affiliates. If the Manager and the Company cannot agree upon the fair market value of such Company interest within 30 days, the fair market value thereof shall be determined by appraisal, the Company and the terminated Manager each to choose one appraiser and the 2 appraisers so chosen to choose a third appraiser. The decision of a majority of the appraisers as to the fair market value of such Company interest shall be final and binding and may be enforced by legal proceedings. The terminated Manager and the Company shall each compensate the appraiser appointed by it and the compensation of the third appraiser shall be borne equally by such parties.

10.               Assignment of the Manager’s Interest.

10.1           Permitted Assignments. Subject to Section 10.4 and except as otherwise provided in this Agreement, the Manager may not sell or otherwise transfer any part or all of its interest in the Company except with a Majority Vote. If the Members consent to the transfer, the interest may only be sold to the proposed transferee within the time period approved by the Members, or within 90 days of such consent on the proposed terms and price, if later. All costs of the transfer, including reasonable attorneys’ fees (if any), shall be borne by the transferring Manager. Notwithstanding the above, the Manager may encumber its interest without the consent of the Members.

10.1.1      Any assignment or transfer of the Manager’s interest provided for by this Agreement can be an assignment or transfer of all of its interest or any portion or part of its interest.

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10.1.2      Any transfer of all or a part of the Manager’s interest may be made only pursuant to the terms and conditions contained in this Section 10.

10.1.3      Any such assignment shall be by a written instrument of assignment, the terms of which are not in contravention of any of the provisions of this Agreement, and which has been duly executed by the assignee of the Manager’s interest and accepted by the Members pursuant to a Majority Vote.

10.1.4      The assignor and assignee shall have executed, acknowledged, and delivered such other instruments as the Members pursuant to a Majority Vote, may deem necessary or desirable to effect such substitution of any such proposed transfer, and which shall include the written acceptance and adoption by the assignee of the provisions of this Agreement.

10.2           Substitute Manager. Upon acceptance by the Members of an assignment by the Manager, any assignee of the Manager’s interest in compliance with this Section 10 shall be substituted as the Manager.

10.3           Transfer in Violation Not Recognized. Any assignment, sale, exchange or other transfer in contravention of the provisions of this Section 10 shall be void and ineffectual and shall not bind or be recognized by the Company.

10.4           Transfers to Affiliates. Notwithstanding the above, the Manager may assign all or any part of its interest in the Company to an Affiliate without the consent of the Members.

11.               Assignment of Units.

11.1           Permitted Assignments. A Member may only sell, assign, hypothecate, encumber or otherwise transfer any part (but not less than the lesser of (i) one Unit or (ii) the Member’s entire interest in the Company) or all of its Units if the following requirements are satisfied:

11.1.1      The Manager, in its sole discretion, consents in writing to the transfer;

11.1.2      No Owner shall sell, transfer, assign or convey or offer to transfer, assign or convey all or any portion of a Unit to any Person who does not possess the financial qualifications required of all Persons who become Members, as described in the Memorandum;

11.1.3      No Member shall have the right to transfer any Unit to any minor or to any Person who, for any reason, lacks the capacity to contract for himself under applicable law. Such limitations shall not, however, restrict the right of any Member to transfer any one or more Units to a custodian or a trustee for a minor or other Person who lacks such contractual capacity;

11.1.4      The Manager, with advice of counsel, must determine that such transfer will not jeopardize the applicability of the exemptions from the registration requirements under the Securities Act of 1933, and registration or qualification under state securities laws relied upon by the Company and Manager in offering and selling the Units or otherwise violate any federal or state securities laws;

11.1.5      The Manager, with advice of counsel, must determine that, despite such transfer, Units will qualify for one of the safe harbors described in the Treasury Regulations related to the publicly traded partnership rules and will not cause the Company’s Units to be deemed to be “traded on an established securities market” or “readily tradable on a secondary market (or the substantial equivalent thereof)” under the provisions applicable to publicly traded partnership status. In making this determination, the Manager shall be entitled to limit any transfers so that the transfers comply with one of the safe harbors in the Treasury Regulations; provided, however that the Manager may, in its sole discretion and upon receipt of an opinion from counsel that the Company will not be treated as a publicly traded partnership for federal income tax purposes, permit transfers that do not qualify for one of the safe harbors;

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11.1.6      Any such transfer shall be by a written instrument of assignment, the terms of which are not in contravention of any of the provisions of this Agreement, and which has been duly executed by the assignor of such Units and accepted by the Manager in writing. Upon such acceptance by the Manager, such an assignee shall take subject to all terms of this Agreement and shall become an Economic Interest Owner;

11.1.7      A transfer fee shall be paid by the transferring Member in such amount as may be required by the Manager to cover all reasonable expenses, including attorneys’ fees and lender’s fees, connected with such assignment;

11.1.8      The transfer will not result in Employee Benefit Plans owning 25% or more of the Units;

11.1.9      The transfer will not result in more than 1,950 Owners; and

11.1.10  The transfer will not cause a default with respect to any financing obtained by the Company or the Venture.

11.2           Substituted Member.

11.2.1      Conditions to be Satisfied. No Economic Interest Owner shall have the right to become a Substituted Member unless the Manager shall consent thereto in accordance with Section 11.2.2 and all of the following conditions are satisfied:

(a)                A duly executed and acknowledged written instrument of assignment shall have been filed with the Company, which instrument shall specify the number of Units being assigned and set forth the intention of the assignor that the assignee succeed to the assignor’s interest as a Substituted Member in its place;

(b)                The assignor and assignee shall have executed, acknowledged and delivered such other instruments as the Manager may deem necessary or desirable to effect such substitution, which may include an opinion of counsel regarding the effect and legality of any such proposed transfer, and which shall include: (i) the written acceptance and adoption by the assignee of the provisions of this Agreement and (ii) the execution, acknowledgment and delivery to the Manager of a special power of attorney, the form and content of which are more fully described herein; and

(c)                A transfer fee sufficient to cover all reasonable expenses (including legal and lender fees and expenses, if applicable) connected with such substitution shall have been paid to the Company.

11.2.2      Consent of Manager. The consent of the Manager shall be required to admit an Economic Interest Owner as a Substituted Member. The granting or withholding of such consent shall be within the sole discretion of the Manager.

11.2.3      Consent of Members. By executing or adopting this Agreement, each Member hereby consents to the admission of additional or Substituted Members, and to any Economic Interest Owner becoming a Substituted Member upon consent of the Manager and in compliance with this Agreement.

11.3           Rights of Economic Interest Owner. An Economic Interest Owner shall be entitled to receive Distributions from the Company attributable to the Units acquired by reason of such assignment from and after the effective date of the assignment; provided, however, that notwithstanding anything herein to the contrary, the Company shall be entitled to treat the assignor of such Units as the absolute owner thereof in all respects, and shall incur no liability for allocations of Net Income and Net Loss or Distributions, or for the transmittal of reports or other information until the written instrument of assignment has been received by the Company and recorded on its books. The effective date of such assignment shall be the date on which all of the requirements of this Section have been complied with, subject to Section 4.9.

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11.4           Right to Inspect Books. Economic Interest Owners shall have no right to inspect the Company’s books or records, to vote on Company matters based on the voting rights attributable to the their class of unit, or to exercise any other right or privilege as Members, until they are admitted to the Company as Substituted Members except as required by the Act.

11.5           Transfer Subject to Law. No assignment, sale, transfer, exchange or other disposition of any Units may be made except in compliance with the applicable governmental laws and regulations, including state and federal securities laws.

11.6           Transfer in Violation Not Recognized. Any assignment, sale, transfer, exchange or other disposition in contravention of the provisions of this Section 11 shall be void and ineffectual and shall not bind or be recognized by the Company.

11.7           Conversion to Economic Interest. Upon the transfer of a Unit in violation of this Agreement, the Membership Interest of a Member shall be converted into an Economic Interest.

11.8           Conversion of Units. As of the 10th anniversary of the Offering Termination Date (the “Conversion Determination Date”), each Member shall have the right to convert its respective Units held into shares of Vivakor (the “Conversion Right”). Within 30 days of the Conversion Determination Date, the Manager shall provide notice to the Members of the fair market value of the Units as of the Conversion Determination Date (the “Conversion FMV”). The Manager shall make the determination of the Conversion FMV based on the amount that the Members and Manager would have received if the Company’s assets were sold on the Conversion Determination Date, all Company liabilities paid and the remaining amount distributed to the Members and Manager pursuant to Section 5.1. In addition, as information only, the Manager shall provide the Members with the then current value of the shares of Vivakor (Other OTC: VIVK). Each Member shall have 30 days from receipt of the Conversion FMV to provide written notice to the Company of their election to exercise the Conversion Right with respect to the Units held by such Member (the “Conversion Right Election Notice”). Within 15 days after the expiration of the 30 day period described above (the “Conversion Closing Date”), a Members who delivered a Conversion Right Election Notice shall have their Units converted into shares of Vivakor. The number of shares in Vivakor received will be based on the 30-day average share price of Vivakor (determined on the 30 days prior to the Conversion Closing Date) discounted by 20%. All conversions shall comply with all state and federal securities laws and requirements.

11.9           Call Option. As of the day after the Conversion Closing Date and each June 30 and December 31 thereafter (each such date, a “Call Option Exercise Date”), Vivakor shall have the right to purchase any Units owned by the Members who did not exercise the Conversion Right set forth in Section 11.8 (the “Call Option”). Within 15 days of the Call Option Exercise Date, Vivakor shall provide the Members with written notice of its election to exercise the Call Option. The fair market value of the Units to be acquired by Vivakor pursuant to the Call Option shall be the Conversion FMV. The purchase of any Units to be acquired pursuant to this Section 11.9 shall be made within 30 days of the Call Option Exercise Date (the “Call Option Closing Date”). Vivakor shall pay to the Members having their Units purchased pursuant to this Section 11.9 the Conversion FMV in cash on the Call Option Closing Date. Each of the Members grants to the Manager a special power of attorney in accordance with Section 14 to take all action as may be necessary or appropriate to transfer or sell such Member’s Units as provided in this Section 11.9.

11.10        Call Right. Notwithstanding anything to the contrary in this Agreement, at any time following 10 years after the Offering Termination Date, the Manager shall have the right (the “Call Right”), in its sole discretion, to require all of the Members to sell their Units in the Company to a third-party purchaser pursuant to a sale, transfer, assignment, exchange or other disposition (a “Transfer”), which the Manager believes is in the best interest of the Company or to provide or increase the tax benefits to the Members under the Qualified Opportunity Fund provisions. If the Manager elects to exercise the Call Right pursuant to this Section 11.10, then the Manager shall send a written notice to each Member specifying the terms of the Transfer and the date on which the closing is anticipated to occur (the “Call Right Closing”), which date shall not be earlier than 10 business days nor later than 60 business days from the date that such notice is delivered to the Members. At the Call Right Closing, each Member shall transfer and assign to the purchaser all of its Units (or Percentage Interests, as applicable) in the Company free and clear of any encumbrances and shall execute and deliver to the purchaser any and all documentation reasonably required in order to effectuate the Transfer of the Units (or Percentage Interests, as applicable). Each of the Members grants to the Manager a special power of attorney in accordance with Section 14 to take all action as may be necessary or appropriate, including the execution of applicable documents, to transfer or sell such Member’s Units as provided in this Section 11.10.

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12.               Books, Records, Accounting and Reports.

12.1           Records. The Company shall maintain at its principal office the Company’s records and accounts of all operations and expenditures of the Company including the following:

12.1.1      A current list of the name and last known business, residence or mailing address of each Owner and the Manager;

12.1.2      A copy of the Certificate of Formation and all amendments thereto, together with any powers of attorney pursuant to which the Certificate of Formation or any amendments thereto were executed;

12.1.3      Copies of the Company’s federal, state and local income tax or information returns and reports, if any, for the 6 most recent fiscal years;

12.1.4      Copies of this Agreement and any amendments thereto together with any powers of attorney pursuant to which any written accounting or any amendments thereto were executed;

12.1.5      Copies of any financial statements of the Company, if any, for the 6 most recent years; and

12.1.6      The Company’s books and records, but not Member information, as they relate to the internal affairs of the Company for at least the current and past 4 fiscal years.

12.2           Delivery to Members and Inspection. Subject to limitations set forth in this Section 12.2 and Sections 12.5 and 12.6, each Member, or its representative designated in writing, has the right, upon reasonable written request for purposes reasonably related to the interest of that Person as a Member, which purposes are set forth in the written request, to receive from the Company:

12.2.1      True and full information regarding the status of the business and financial condition of the Company;

12.2.2      Promptly after becoming available, a copy of the Company’s federal, state and local income tax returns for each year;

12.2.3      A current list of the name and last known business, residence or mailing address of each Owner and the Manager;

12.2.4      A copy of this Agreement and the Certificate of Formation and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which this Agreement and the Certificate of Formation and all amendments thereto have been executed; and

12.2.5      True and full information regarding the amount of cash and a description and statement of the agreed value of any property or services contributed by each Owner and which each Owner has agreed to contribute in the future, and the date on which each became an Owner.

12.3           Reports. The Manager will cause the Company, at the Company’s expense, to prepare an annual report containing a year-end balance sheet and income statement. Copies of such statements shall be distributed to each Member within 120 days after the close of each fiscal year of the Company.

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12.4           Tax Information. The Manager shall cause the Company, at the Company’s expense, to prepare and timely file income tax returns for the Company with the appropriate authorities, and shall cause all Company information necessary in the preparation of the Owners’ individual income tax returns to be distributed to the Owners not later than 90 days after the end of the Company’s fiscal year. The Manager shall also distribute a copy of the Company’s tax return to a Member, if requested by such Member.

12.5           Confidentiality. The Manager shall have the right to keep confidential from the Owners, for such period of time as the Manager deems reasonable, any information which the Manager reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Manager in good faith believes is not in the best interest of the Company or could damage the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential.

12.6           Limitations. Notwithstanding Section 12.5, the Manager, in its sole discretion, may restrict receipt of the information identified in Section 12.2, if the Manager reasonably believes that disclosure of such information is not in the best interest of the Company or could damage the Company or its business or the requesting Member’s reason for obtaining the applicable information is, in the Manager’s sole discretion, related to the Member’s individual purposes and not for a Company purpose. In no event shall the Manager be required to provide any Member with access to any personal information with respect to the Owners, including, but not limited to, the names, addresses, email addresses and phone numbers of the Owners.

12.7           Partnership Audit Rules.

12.7.1      The Manager shall be the “partnership representative” for purposes of Code Sections 6223 and 6231 and shall, at the Company’s expense, cause to be prepared and timely filed after the end of each taxable year of the Company all federal and state income tax returns required of the Company for such taxable year. If any state or local tax law provides for a partnership representative or Person having similar rights, powers, authority or obligations, the Manager shall also serve in such capacity.

12.7.2      If any audit adjustment results in an underpayment of tax that is imputed to the Company and would be assessed and collected at the Company level in the period that the adjustment becomes final, the Company may, in the sole discretion of the Manager, elect:

(a)                to pay an imputed underpayment as calculated under Code Section 6225(b) with respect to such adjustment, including interest, penalties and related tax (“Imputed Underpayment”) in the Adjustment Year or otherwise take the Internal Revenue Service adjustment into account in the Adjustment Year. The Manager shall use commercially reasonable efforts to reduce the amount of such Imputed Underpayment on account of the tax-exempt status (as defined in Code Section 168(h)(2)) of any Members as provided in Code Section 6225(c)(3). Each Member agrees to indemnify and hold harmless the Company and the Manager from and against any liability with respect to the Member’s proportionate share of any Imputed Underpayment, regardless of whether such Member is a Member in the Adjustment Year, and to promptly pay its proportionate share of any Imputed Underpayment to the Company within 15 days following the Manager’s request for payment and any amount that is not funded shall be treated as a Tax Payment under Section 4.12.1. Each Member’s (or former Member’s) proportionate share shall be determined by the Manager in good faith taking into account each Member’s (or former Member’s) particular status, including its tax-exempt or non-United States status, its interest in the Company in the Reviewed Year, and its timely provision of information necessary to reduce the amount of Imputed Underpayment set forth in Code Section 6225(c); or

(b)                under Code Section 6226(a), to cause the Company to issue adjusted Schedule K-1s or any other similar statement prescribed by the Code, Treasury Regulations or other administrative guidance published by the Internal Revenue Service or other taxing authority to each applicable Member for the Reviewed Year, who will then be required to pay their allocable share of tax otherwise attributable to the Company. Each Member hereby agrees and consents to such election and agrees to take any action, and furnish the Manager with any information necessary to give effect to such election, as required by such Code Section and applicable Treasury Regulations or other administrative guidance published by the Internal Revenue Service or other taxing authority.

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13.               Termination and Dissolution of the Company.

13.1           Termination of Company. The Company shall be dissolved, shall terminate and its assets shall be disposed of, and its affairs wound up upon the earliest to occur of the following:

13.1.1      Upon the happening of any event of dissolution specified in the Certificate of Formation;

13.1.2      The occurrence of a Dissolution Event unless the business of the Company is continued by the consent of the remaining Members within 90 days following the occurrence of the event;

13.1.3      A determination by the Manager to terminate the Company;

13.1.4      Upon the entry of a decree of judicial dissolution; or

13.1.5      The sale of the Venture.

13.2           Certificate of Cancellation. As soon as possible following the occurrence of any of the events specified in Section 13.1, the Manager who has not wrongfully dissolved the Company or, if none, the Members, shall execute a Certificate of Cancellation in such form as shall be required by the Act.

13.3           Liquidation of Property. Upon a dissolution and termination of the Company, the Manager (or in case there is no Manager, the Members or Person designated by a Majority Vote) shall take full account of the Company Property and liabilities, shall liquidate the Property as promptly as is consistent with obtaining the fair market value thereof, and shall apply and distribute the proceeds therefrom in the following order:

13.3.1      To the payment of creditors of the Company but excluding secured creditors whose obligations will be assumed or otherwise transferred on the liquidation of Company Property;

13.3.2      To the setting up of any reserves as required by law for any liabilities or obligations of the Company; provided, however, that said reserves shall be deposited with a bank or trust company in escrow at interest for the purpose of disbursing such reserves for the payment of any of the aforementioned contingencies and, at the expiration of a reasonable period, for the purpose of distributing the balance remaining in accordance with the remaining provisions of this Section 13.3; and

13.3.3      To the Owners as set forth in Section 5.1, which is intended to be in proportion to their positive Capital Account balances as of the date of such Distribution, after giving effect to all Capital Contributions, Distributions and allocations for all periods, including the period during which such Distribution occurs.

13.4           Distributions Upon Dissolution. Each Member shall look solely to the assets of the Company for all Distributions and its Capital Contributions, and shall have no recourse therefor (upon dissolution or otherwise) against any Manager or any Member. No Member shall be required to restore any deficit in the Member’s Capital Account.

13.5           Liquidation of Member’s Interest. If there is a Liquidation of a Member’s or Manager’s interest in the Company, any liquidating Distribution pursuant to such Liquidation shall be made only to the extent of the positive Capital Account balance, if any, of such Member or Manager for the taxable year during which such Liquidation occurs after proper adjustments for allocations and Distributions for such taxable year up to the time of Liquidation. Such Distributions shall be made by the end of the taxable year of the Company during which such Liquidation occurs, or if later, within 90 days after such Liquidation.

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14.               Special and Limited Power of Attorney.

14.1           Power of Attorney. The Manager shall at all times during the term of the Company have a special and limited power of attorney as the attorney-in-fact for each Member, with power and authority to act in the name and on behalf of each such Member to execute, acknowledge, and swear to in the execution, acknowledgment and filing of documents which are not inconsistent with the provisions of this Agreement and which may include, by way of illustration but not by way of limitation, the following:

14.1.1      This Agreement, as well as any amendments to the foregoing which, under the laws of the state of Utah or the laws of any other state, are required to be filed or which the Manager shall deem it advisable to file;

14.1.2      Any other instrument or document that may be required to be filed by the Company under the laws of any state or by any governmental agency or which the Manager shall deem it advisable to file;

14.1.3      Any instrument or document that may be required to affect the continuation of the Company, the admission of Substituted Members, or the dissolution and termination of the Company (provided such continuation, admission or dissolution and termination are in accordance with the terms of this Agreement);

14.1.4      Any contract for purchase or sale of real estate, and any deed, deed of trust, mortgage, or other instrument of conveyance or encumbrance, with respect to Property;

14.1.5      Any and all other instruments as the Manager may deem necessary or desirable to affect the purposes of this Agreement and carry out fully its provisions, including, but not limited to, those in Section 16; and

14.1.6      Take all actions under Sections 11.9 and 11.10.

14.2           Provision of Power of Attorney. The special and limited power of attorney of the Manager:

14.2.1      Is a special power of attorney coupled with the interest of the Manager in the Company, and its assets, is irrevocable, shall survive the death, incapacity, termination or dissolution of the granting Member, and is limited to those matters herein set forth;

14.2.2      May be exercised by the Manager by and through one or more of the officers of the Manager for each of the Members by the signature of the Manager acting as attorney-in-fact for all of the Members, together with a list of all Members executing such instrument by their attorney-in-fact or by such other method as may be required or requested in connection with the recording or filing of any instrument or other document so executed; and

14.2.3      Shall survive an assignment by a Member of all or any portion of its Units except that, where the assignee of the Units owned by the Member has been approved by the Manager for admission to the Company as a Substituted Member, the special power of attorney shall survive such assignment for the sole purpose of enabling the Manager to execute, acknowledge and file any instrument or document necessary to effect such substitution.

14.3           Notice to Members. The Manager shall promptly furnish to a Member a copy of any amendment to this Agreement executed by the Manager pursuant to a power of attorney from the Member.

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15.               Relationship of this Agreement to the Act. Many of the terms of this Agreement are intended to alter or extend provisions of the Act as they may apply to the Company or the Members. Any failure of this Agreement to mention or specify the relationship of such terms to provisions of the Act that may affect the scope or application of such terms shall not be construed to mean that any of such terms is not intended to be a limited liability company agreement provision authorized or permitted by the Act or which in whole or in part alters, extends or supplants provisions of the Act as may be allowed thereby.

16.               Amendment of Agreement.

16.1           Admission of Member. Amendments to this Agreement for the admission of any Member or Substituted Member shall not, if in accordance with the terms of this Agreement, require the consent of any Member.

16.2           Amendments with Consent of Member. In addition to any amendments otherwise authorized herein, this Agreement may be amended by the Manager without the consent of the Members other than with respect to any amendments that affect any material or economic rights of the Members which shall require a Majority Vote.

16.3           Amendments Without Consent of the Members. In addition to the amendments authorized pursuant to Section 4.10 and Section 7.3.13 or otherwise authorized herein, the Manager may amend this Agreement, without the consent of any of the Members, to (i) change the name and/or principal place of business of the Company, (ii) decrease the rights and powers of the Manager (so long as such decrease does not impair the ability of the Manager to manage the Company and conduct its business and affairs), (iii) comply with, and maximize the benefits to the Members under, the Qualified Opportunity Fund provisions, (iv) reflect any guidance issued by the Internal Revenue Service after the date of this Agreement with respect to the Qualified Opportunity Fund provisions, (v) structure the disposition of the Units by the Members to comply with the Qualified Opportunity Fund provisions and (vi) qualify the Company as a Qualified Opportunity Fund and maintain the Company’s compliance in accordance with the Qualified Opportunity Fund provisions; provided, however, that no amendment shall be adopted pursuant to (i) or (ii) above unless the adoption thereof (A) is for the benefit of or not adverse to the interests of the Members and (B) does not affect the limited liability of the Members.

16.4           Execution and Recording of Amendments. Any amendment to this Agreement shall be executed by the Manager, and by the Manager as attorney-in-fact for the Members pursuant to the power of attorney contained in Section 14. After the execution of such amendment, the Manager shall also prepare and record or file any certificate or other document which may be required to be recorded or filed with respect to such amendment, either under the Act or under the laws of any other jurisdiction in which the Company holds any Property or otherwise does business.

17.               Miscellaneous.

17.1           Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

17.2           Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the respective Members.

17.3           Severability. In the event any sentence or Section of this Agreement is declared by a court of competent jurisdiction to be void, such sentence or Section shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in full force and effect.

17.4           Notices. All notices under this Agreement shall be in writing and shall be given to the Member or Economic Interest Owner entitled thereto, by personal service or by mail, posted to the address maintained by the Company for such Person or at such other address as it may specify in writing.

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17.5           Manager’s Address. The name and address of the Manager is as follows:

VivaVentures Management Company, Inc.

2 Park Plaza, Suite 800

Irvine, CA 92614

17.6           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Utah.

17.7           Captions. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and reference. Such titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provisions hereof.

17.8           Gender. Whenever required by the context hereof, the singular shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, and vice versa.

17.9           Time. Time is of the essence with respect to this Agreement.

17.10        Additional Documents. Each Member, upon the request of the Manager, shall perform any further acts and execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement, including, but not limited to, providing acknowledgment before a Notary Public of any signature made by a Member.

17.11        Descriptions. All descriptions referred to in this Agreement are expressly incorporated herein by reference as if set forth in full, whether or not attached hereto.

17.12        Binding Arbitration. Except as provided in Section 9.2, any controversy arising out of or related to this Agreement or the breach thereof or an investment in the Units shall be settled by arbitration in Salt Lake City, Utah, in accordance with the rules of The American Arbitration Association, and judgment entered upon the award rendered may be enforced by appropriate judicial action. The arbitration panel shall consist of one member, which shall be the mediator if mediation has occurred or shall be a Person agreed to by each party to the dispute within 30 days following notice by one party that such party desires that a matter be arbitrated. If there was no mediation and the parties are unable within such 30 day period to agree upon an arbitrator, then the panel shall be one arbitrator selected by the Salt Lake City office of The American Arbitration Association, which arbitrator shall be experienced in the area of real estate and limited liability companies and who shall be knowledgeable with respect to the subject matter area of the dispute. The losing party shall bear any fees and expenses of the arbitrator, other tribunal fees and expenses, reasonable attorney’s fees of both parties, any costs of producing witnesses and any other reasonable costs or expenses incurred by it or the prevailing party or such costs shall be allocated by the arbitrator. The arbitration panel shall render a decision within 30 days following the close of presentation by the parties of their cases and any rebuttal. The parties shall agree within 30 days following selection of the arbitrator to any prehearing procedures or further procedures necessary for the arbitration to proceed, including interrogatories or other discovery; provided, in any event each Member shall be entitled to discovery.

17.13        Attorneys’ Fees. In the event that litigation is commenced to enforce any of the provisions of this Agreement, to recover damages for breach of any of the provisions of this Agreement, or to obtain declaratory relief in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs, whether or not such action proceeds to judgment. The prevailing party shall be determined by either the officiating judge in the matter or by the presiding judge of the Salt Lake City, Utah Superior Court.

17.14        Venue. Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located in Salt Lake City, Utah.

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17.15        Partition. The Members agree that the assets of the Company are not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all rights that it may have, or may obtain, to maintain any action for partition of any of the assets of the Company.

17.16        Integrated and Binding Agreement. This Agreement contains the entire understanding and agreement among the Members with respect to the subject matter hereof, and there are no other agreements, understandings, representations or warranties among the Members other than those set forth herein and in the Subscription Agreement. This Agreement may be amended only as provided in this Agreement.

17.17        Legal Counsel. Each Member acknowledges and agrees that counsel representing the Company, the Manager and its Affiliates does not represent and shall not be deemed under the applicable codes of professional responsibility to have represented or to be representing any or all of the Members, other than the Manager and its Affiliates (if applicable), in any respect. In addition, each Member consents to the Manager hiring counsel for the Company which is also counsel to the Manager.

17.18        Title to Company Property. All Property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, no Member shall have any ownership interest in any Company Property in its individual name or right, and each Member’s membership interest shall be personal property for all purposes.

IN WITNESS WHEREOF, this Agreement is effective as of the date first set forth in the preamble.

MANAGER:

VivaVentures Management Company, Inc., a Nevada corporation

By: /s/ Matt Nicosia
Name: Matt Nicosia,
Title: President

INITIAL MEMBER:

Vivakor, Inc., a Nevada corporation, as the Initial Member and with respect to the rights set forth in Section 11.8 and 11.9.

By: /s/ Matt Nicosia
Name: Matt Nicosia
Title: Chief Executive Officer

[Signature Page to LLC Agreement of VivaOpportunity Fund, LLC]

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EXHIBIT A

DEFINITIONS

“Act” shall mean the Utah Limited Liability Company Act, as the same may be amended from time to time.

“Additional Interests” shall have the meaning set forth in Section 3.5.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i)                 Credit to such Capital Account any amounts which the Member is obligated to restore and the Member’s share of Member Minimum Gain and Company Minimum Gain; and

(ii)               Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

“Adjustment Year” shall have the meaning set forth in Code Section 6225(d)(2).

“Affiliate” shall mean (i) any Person directly or indirectly controlling, controlled by or under common control with another Person, (ii) a Person owning or controlling 10% or more of the outstanding voting securities of such other Person and (iii) any officer, director or partner of such other Person and if such other Person is an officer, director or partner, any company for which such Person acts in any capacity.

“Agreement” shall mean this Amended and Restated Limited Liability Company Agreement, as amended from time to time.

“Book Gain” shall mean the excess, if any, of the fair market value of the Property over its adjusted basis for federal income tax purposes at the time a valuation of the Property is required under this Agreement or Treasury Regulations Section 1.704-1(b) for purposes of making adjustments to the Capital Accounts.

“Book Loss” shall mean the excess, if any, of the adjusted basis of Property for federal income tax purposes over its fair market value at the time a valuation of the Property is required under this Agreement or Treasury Regulations Section 1.704-1(b) for purposes of making adjustments to the Capital Accounts.

“Book Value” shall mean the adjusted basis of Property for federal income tax purposes increased or decreased by Book Gain, Book Loss, Built-In Gain and Built-In Loss as reduced by depreciation, amortization or other cost recovery deductions, or otherwise, based on such Book Value.

“Built-In Gain (or Loss)” shall mean the amount, if any, by which the agreed value of contributed Property exceeds (or is lesser than) the adjusted basis of Property contributed to the Company by a Member immediately after its contribution by the Member to the capital of the Company.

“Business” shall mean to (i) qualify as a Qualified Opportunity Fund and participate in the Qualified Opportunity Zone program enacted under the Tax Cuts and Jobs Act, (ii) acquire, hold and, in the Manager’s sole discretion, dispose of a membership interest in the Venture, act as managing member of the Venture and (iii) engage in any other activities relating or incidental thereto as may be necessary to accomplish such purpose and (v) engage in such other activities as determined by the Manager which are allowed under Utah law.

A-1

“Call Option” shall have the meaning set forth in Section 11.9.

“Call Option Closing Date” shall have the meaning set forth in Section 11.9.

“Call Option Exercise Date” shall have the meaning set forth in Section 11.9.

“Call Right” shall have the meaning set forth in Section 11.10.

“Call Right Closing” shall have the meaning set forth in Section 11.10.

“Capital Account” with respect to any Member (or such Member’s assignee) shall mean such Member’s initial Capital Contribution adjusted as follows:

(i)                 A Member’s Capital Account shall be increased by:

(a)                such Member’s share of Net Income from the unit of Equipment funded by the Member’s class of unit;

(b)                any item of income or gain specially allocated to a Member and not included in Net Income or Net Loss;

(c)                any additional cash Capital Contribution made by such Member to the Company; and

(d)                the fair market value of any additional Capital Contribution, as determined by the Manager, consisting of property contributed by such Member to the capital of the Company reduced by any liabilities assumed by the Company in connection with such contribution or to which the Property is subject.

(ii)               A Member’s Capital Account shall be reduced by:

(a)                such Member’s share of Net Loss from the unit of Equipment funded by the Member’s class of unit;

(b)                any loss or deduction specially allocated to a Member and not included in Net Income or Net Loss;

(c)                any cash Distribution made to such Member; and

(d)                the fair market value, as determined by the Manager, of any Property (reduced by any liabilities assumed by the Member in connection with the Distribution or to which the distributed Property is subject) distributed to such Member; provided that, upon liquidation and winding up of the Company, unsold Property will be valued for Distribution at its fair market value and the Capital Account of each Member before such Distribution shall be adjusted to reflect the allocation of gain or loss that would have been realized had the Company then sold the Property for its fair market value. Such fair market value shall not be less than the amount of any nonrecourse indebtedness that is secured by the Property.

A-2

Property other than money may not be contributed to the Company except as specifically provided in this Agreement. Property of the Company may not be revalued for purposes of calculating Capital Accounts unless the Manager determines the fair market value of the Property and the Company complies with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and (g); provided, however, for purposes of calculating Book Gain or Book Loss (but not for purposes of adjusting Capital Accounts to reflect the contribution and distribution of such Property), the fair market value of Property shall be deemed to be no less than the outstanding balance of any nonrecourse indebtedness secured by such Property.

The Capital Account of a Substituted Member shall include the Capital Account of its transferor. Notwithstanding anything to the contrary in this Agreement, the Capital Accounts shall be maintained in accordance with Treasury Regulations Section 1.704-1(b). For purposes of this Agreement, any references to the Treasury Regulations shall include corresponding subsequent provisions.

“Capital Contribution” shall mean the gross amount invested in the Company by a Member and shall be equal in amount to the cash purchase price paid by such Member for the Units sold to the Member by the Company. In the plural, “Capital Contributions” shall mean the aggregate amount invested by all of the Members in the Company and shall equal, in total, the sum of the amount attributable to the purchase of Units and the contributions of the Manager.

“Cash From Operations” shall mean the net cash realized by a class of unit from all sources, including, but not limited to, the operations of the class of unit, and also including the sale, exchange or transfer of the Venture or Business, after payment of all cash expenditures of the Company, including, but not limited to, all operating expenses including all fees payable to the Manager or Affiliates, all payments of principal and interest on indebtedness, expenses for repairs and maintenance, capital improvements and replacements, and such reserves and retentions as the Manager reasonably determines to be necessary and desirable in connection with Company operations with its then existing assets and any anticipated acquisitions.

“Certificate of Cancellation” shall mean the certificate of cancellation filed with the Office of the Secretary of State of the state of Utah.

“Certificate of Formation” shall mean the Certificate of Formation of the Company as filed with the office of the Secretary of State of the state of Utah as the same may be amended or restated from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequently enacted federal revenue laws.

“Company” shall mean VivaOpportunity Fund, LLC.

“Company Minimum Gain” shall have the same meaning as “partnership minimum gain” as set forth in Treasury Regulations Section 1.704-2(d).

“Conversion Closing Date” shall have the meaning set forth in Section 11.8.

“Conversion Determination Date” shall have the meaning set forth in Section 11.8.

“Conversion FMV” shall have the meaning set forth in Section 11.8.

“Conversion Right” shall have the meaning set forth in Section 11.8.

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“Conversion Right Election Notice” shall have the meaning set forth in Section 11.8.

“Dissolution Event” shall mean with respect to the Manager one or more of the following: the death, insanity, withdrawal, retirement, resignation, expulsion, Event of Insolvency or dissolution (unless reconstituted by the Manager) of the Manager unless the Members consent to continue the business of the Company pursuant to Section 8.2.5.

“Distribution” shall mean any money or other property transferred without consideration (other than repurchased Units) to Members or Owners with respect to the unit of Equipment funded by the Member’s class of unit, and then their interests or Units in that class of unit.

“Economic Interest” shall mean an interest in the Net Income, Net Loss and Distributions associated with the unit of Equipment funded by a certain class of unit but shall not include any right to vote or to participate in the management of the Company.

“Economic Interest Owner” shall mean the owner of an Economic Interest who is not a Member.

“Employee Benefit Plan” shall have the meaning set forth in Section 3(3) of the Employee Retirement Income Security Act of 1974.

“Equipment” shall mean one unit of equipment that mines oil from oil sand and other materials.

“Event of Insolvency” shall occur when an order for relief against the Manager is entered under Chapter 7 of the federal bankruptcy law, or (a) the Manager: (i) makes a general assignment for the benefit of creditors, (ii) files a voluntary petition under the federal bankruptcy law, (iii) files a petition or answer seeking for that Manager a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (iv) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Manager in any proceeding of this nature or (v) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of that Manager or of all or a substantial part of that Manager’s properties or (b) the expiration of 60 days after either (i) the commencement of any proceeding against the Manager seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation, if the proceeding has not been dismissed or (ii) the appointment without the Manager’s consent or acquiescence of a trustee, receiver, or liquidator of the Manager or of all or any substantial part of the Manager’s properties, if the appointment has not been vacated or stayed (or if within 60 days after the expiration of any such stay, the appointment is not vacated).

“Impound Release Date” shall have the meaning set forth in Section 3.2.9.

“Imputed Underpayment” shall have the meaning set forth in Section 12.7.2(a).

“Indemnified Party” shall have the meaning set forth in Section 8.8.

“Initial Member” shall mean Vivakor, Inc., a Nevada corporation.

“Interest” shall mean a Membership Interest or an Economic Interest.

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“Liquidation” shall mean in respect to the Company the date upon which the Company ceases to be a going concern (even though it may exist for purposes of winding up its affairs, paying its debts and distributing any remaining balance to its Members), and in respect to a Member where the Company is not in Liquidation shall mean the date upon which occurs the termination of the Member’s entire interest in the Company by means of a Distribution or the making of the last of a series of Distributions (whether or not made in more than one year) to the Member by the Company.

“Majority Vote” shall mean the vote of more than 50% of the Units entitled to vote held by the Members (but not the Economic Interest Owners), to the extent that holders of Units in the Company are provided with the right to vote hereunder or as required under the Act, then in which case, Members shall be entitled to cast one vote for each Unit they own, and a fractional vote for each fractional Unit they own.

“Manager” shall mean VivaVentures Management Company, Inc., a Nevada corporation. The term “Manager” shall also refer to any successor or additional Manager who is admitted to the Company as the Manager.

“Member” shall mean any holder of a Unit who is admitted to the Company as a Member, including the Manager to the extent it has acquired Units.

“Member Minimum Gain” shall mean “partner nonrecourse debt minimum gain” as determined under Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt” shall mean “partner nonrecourse debt” as set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” shall mean “partner nonrecourse deductions” and the amount thereof shall be as set forth in Treasury Regulations Section 1.704-2(i).

“Membership Interest” shall mean a Member’s entire interest in the Company including such Member’s Economic Interest and such voting and other rights and privileges that the Member may enjoy by being a Member pertaining to the Member’s class of unit.

“Memorandum” shall mean the Confidential Private Placement Memorandum pertaining to the Offering distributed to potential purchasers of Units, as may be amended or supplemented from time to time.

“Net Capital Contribution” shall mean the Members original Capital Contribution reduced by any Distribution to the Members pursuant to Section 5.1.1.

“Net Income” or “Net Loss” shall mean, respectively, for each taxable year of the Company the taxable income and taxable loss (exclusive of Built-In Gain or Loss) of the unit of equipment associated with each class of unit as determined for federal income tax purposes in accordance with Code Section 703(a)  (including all items of income, gain, loss, or deduction required to be separately stated pursuant to Code Section 703(a)(1)) (other than any specific item of income, gain (exclusive of Built-In Gain), loss (exclusive of Built-In Loss), deduction or credit subject to special allocation under this Agreement), with the following modifications:

(i)                 The amount determined above shall be increased by any income from the unit of equipment associated with each class of unit exempt from federal income tax;

(ii)               The amount determined above shall be reduced by any expenditures in relation to the unit of equipment associated with each class of unit as described in Code Section 705(a)(2)(B)  or expenditures treated as such pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i);

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(iii)             Depreciation, amortization and other cost recovery deductions shall be computed based on Book Value instead of on the amount determined in computing taxable income or loss. Any item of deduction, amortization or cost recovery specially allocated to a Member and not included in Net Income or Net Loss shall be determined for Capital Account purposes for their individual class of unit in a similar manner; and

(iv)              For purposes of this Agreement, Book Gain and Book Loss attributable to a revaluation of Property attributable to unrealized gain or loss in such Property shall be treated as Net Income and Net Loss.

“Nonrecourse Debt” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Nonrecourse Deductions” shall have the meaning, and the amount thereof shall be, as set forth in Treasury Regulations Section 1.704-2(c).

“Offering” shall mean the offering and sale of the Units made in accordance with the provisions of Section 3.1.2.

“Offering Termination Date” shall mean the date the Offering of Units will terminate, which is the earliest of (i) All Units are sold pertaining to their cost and class of unit (the “Maximum Offering Amount”), (ii) the Company terminates the Offering at an earlier date in the Manager’s sole discretion.

“Organization and Offering Expenses” shall mean all expenses incurred in connection with the organization and formation of the Company, the preparation of the Offering materials, and the marketing and sale of the Units, including but not limited to legal, accounting, tax planning fees, promotional fees or expenses, filing and recording fees, market research and surveys, property inspections and research, engineering services, printing costs, securities sales commissions, travel expenses and other costs or expenses incurred in connection therewith.

“Owner” shall mean a Member or the holder of an Economic Interest.

“Person” shall mean a natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, statutory trust or other organization, whether or not a legal entity, and a government or agency or political subdivision thereof.

“Plant Manager” shall mean Vivakor.

“Prime Rate” shall mean the reference rate announced from time-to-time by the Wall Street Journal, and changes in the Prime Rate shall be deemed to occur on the date that changes in such rate are announced.

“Property” shall mean any or all of such real and tangible or intangible personal property or properties as may be acquired by the Company or the Venture, including the Business.

“Proprietary Information” shall have the meaning set forth in Section 1.8.

“QOF Limitation” shall have the meaning set forth in Section 6.2.3.

“Qualified Opportunity Fund” shall have the meaning set forth in Section 1400Z-2(d) of the Code.

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“Qualified Opportunity Zone” shall have the meaning set forth in Section 1400Z-1(a) of the Code.

“Qualified Opportunity Zone Property” shall have the meaning set forth in Section 1400Z-2(d) of the Code.

“Regulatory Allocations” shall mean the allocations set forth in Sections 4.2.1 through 4.2.7.

“Reviewed Year” shall have the meaning set forth in Code Section 6225(d)(1).

“Selling Commissions and Expenses” shall mean the aggregate amount of selling commissions, allowances, expense reimbursements and placement fees paid to the managing broker-dealer (which it may reallow in whole or in part to broker-dealers) as provided in connection with the Offering.

“Subscription Agreement” means the agreement, in the form attached to the Memorandum, by which each Person desiring to become a Member shall evidence (i) the number of Units which such Person wishes to acquire, (ii) such Person’s agreement to become a party to, and be bound by the provisions of, this Agreement and (iii) certain representations regarding the Person’s finances and investment intent.

“Subscription Payment” shall mean the cash payment that must accompany each subscription for Units sold through the Offering.

“Substituted Member” shall mean any Person admitted as a substituted Member pursuant to this Agreement.

“Tax Cuts and Jobs Act” shall mean the Tax Cuts and Jobs Act of 2017 and the administrative interpretations and rulings thereunder.

“Tax Payment” shall have the meaning set forth in Section 4.12.1.

“Transfer” shall have the meaning set forth in Section 11.10.

“Unit” means a unit of measurement by which a Member’s right to vote (as applicable) and to participate in Net Income, Net Loss, Nonrecourse Deductions and Distributions shall be determined in accordance with the terms of this Agreement. “Unit(s)” may be designated as Class A Units, Class B Units, or Class C Units. Except as otherwise provided in this Agreement or as otherwise required by applicable law, all Class A Units, Class B Units, and Class C units will be identical in all respects and will entitle the holders of such Units to the same rights and privileges, subject to the same qualifications, limitations and restrictions, except that, in the case of Class B Units and Class C Units, holders of Class B Units and Class C Units will not be entitled to vote on any matter except to the extent otherwise required under the Act. Notwithstanding any other provision of this Agreement, Class A Units, Class B Units, and Class C Units may not be subdivided (by Unit split or distribution of Units), combined or reclassified unless the Units of the other class of Units are concurrently therewith proportionately subdivided (by Unit split or distribution of Units), combined or reclassified in a manner that maintains the same proportionate equity ownership (and same proportionate voting power, as applicable) among the holders of Class A Units, Class B Units, and Class C Units on the record date for such subdivision (by Unit split or distribution of Units), combination or reclassification.

“Venture” shall mean RPC Design and Manufacturing LLC, a Utah limited liability company, of which the Company is the managing member.

“Vivakor” shall mean Vivakor, Inc., a Nevada corporation.

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